Exhibit 5.1

Alfred L. Browne, III

+1 617 937 2310

abrowne@cooley.com

October 8, 2020

5:01 Acquisition Corp.

501 Second Street, Suite 350

San Francisco, California 94107

Ladies and Gentlemen:

We have acted as counsel to 5:01 Acquisition Corp., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-249036) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 9,200,000 shares of the Company’s Class A common stock, par value $0.0001 per share (“Shares”) (including up to 1,200,000 Shares that may be sold by the Company upon exercise of an option to purchase additional shares to be granted to the underwriter).

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, (c) the form of the Company’s Amended and Restated Bylaws filed as Exhibit 3.4 to the Registration Statement, which is to be in effect prior to the closing of the offering contemplated by the Registration Statement and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Shares will be sold at a price established by the Board of Directors of the Company, or a duly authorized committee thereof. We have undertaken no independent verification with respect to such matters.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

Cooley LLP 500 Boylston Street Boston, MA 02116-3736
t: (617) 937-2300 f: (617) 937-2400 cooley.com

5:01 Acquisition Corp.

Octoer 8, 2020

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Alfred Browne
Alfred Browne

Cooley LLP 500 Boylston Street Boston, MA 02116-3736
t: (617) 937-2300 f: (617) 937-2400 cooley.com